Exhibit 99.1

STANDBY STOCK PURCHASE AGREEMENT

            THIS STANDBY STOCK PURCHASE AGREEMENT (this "Agreement"), made and entered into as of ____________, 2004 by and between Community Central Bank Corporation, a Michigan corporation (the "Corporation"), and ___________ (the "Purchaser").

W I T N E S S E T H

            WHEREAS, the Corporation anticipates issuing to the holders of its issued and outstanding shares of common stock, $5.00 stated par value per share (the "Common Stock"), certain non-transferable rights (the "Rights") to subscribe for and purchase approximately ________________ shares of Common Stock (the "Underlying Shares") at a price of $____ per share (the "Subscription Price"), such transaction being referred to in this Agreement as the "Rights Offering;"

            WHEREAS, each Right consists of the right to subscribe for and purchase one Underlying Share at the Subscription Price (a "Subscription Privilege");

            WHEREAS, in connection with, and as part of, the Rights Offering, a number of persons, including the Purchaser, are entering into agreements with the Corporation (the "Standby Purchasers") to participate as Standby Purchasers for the Underlying Shares not purchased pursuant to the exercise of Rights ("Standby Shares"); and

            WHEREAS, the Purchaser desires to agree to serve as a Standby Purchaser for a maximum number of Standby Shares, all as is more particularly set forth herein;

            NOW, THEREFORE, for and in consideration of the premises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

            1.     Registration of the Rights, the Underlying Shares and the Standby Shares.

                         A prospectus with respect to the Rights Offering (the "Prospectus"), which is a part of Pre-Effective Amendment No. __ to Registration Statement No. 333-_________ on Form S-3 (the "Registration Statement"), has been filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and has been declared effective by the SEC. The Rights and the Underlying Shares to be issued and sold by the Corporation upon the exercise of the Rights in the Rights Offering have been registered pursuant to the Prospectus and the Registration Statement, which the Purchaser acknowledges have been furnished to the Purchaser.

            2.     The Standby Purchase.

                         The Corporation hereby agrees to issue and sell to the Purchaser and the Purchaser hereby agrees to purchase from the Corporation, immediately following completion of the Rights Offering and in accordance with Sections 3 and 4, up to ________ Standby Shares (the "Standby Commitment"). Subject to reduction pursuant to Section 5, the Purchaser shall purchase, and the Corporation shall sell, an amount of Common Stock equal to 20% of the aggregate amount of Standby Shares, plus (ii) the Allocable Remaining Share Amount; provided, however, that if the result of such calculation exceeds the Standby Commitment, the Purchaser shall only be obligated to purchase and the Corporation shall only be obligated to sell the amount of Common Stock equal to the Standby Commitment.

                         The "Allocable Remaining Share Amount" shall equal zero if the amount of Standby Shares purchased by the Purchaser hereunder shall be reduced by operation of Section 5 hereof and otherwise shall equal the product of (x) the aggregate amount of Standby Shares, if any, that other Standby Purchasers have committed to purchase pursuant to their respective Standby Stock Purchase Agreements but that is not purchased by reason of the operation in their respective Standby Stock Purchase Agreements of limitations of the type set forth in Section 5 hereof or for any other reason, and (y) a fraction, the numerator of which is the Standby Commitment and the denominator of which is the aggregate of the Standby Commitment hereunder and the standby commitments of all

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other Standby Purchasers under their respective Standby Stock Purchase Agreements whose purchases are not reduced as provided in clause (x) above.

            3.     The Standby Closing.

                         (a) The Standby Closing. Promptly following its determination of the number of Standby Shares (and in any event no more than three business days following the expiration date on which the Rights expire (the "Expiration Date")), the Corporation shall notify the Purchaser of the number of Standby Shares to be purchased by the Purchaser pursuant to Section 2 and the aggregate price therefor, the date and time on which such Standby Shares shall be purchased (which shall be not less than one business day and not more than three business days following receipt by the Purchaser of such notice) and the place of such purchase, which shall be in Mt. Clemens, Michigan, or such other place designated by the Corporation upon notice to the Purchaser not less than one business day prior to the Standby Closing. The consummation of the purchase and sale of the Standby Shares pursuant to Section 2 is herein referred to as the "Standby Closing" and the time and date of such purchase and sale is referred to as the "Standby Closing Date."

                         (b) Payment and Delivery. Unless otherwise agreed to by the Corporation and the Purchaser, payment for the Standby Shares hereunder shall be made by wire transfer in immediately available funds to an account designated by the Corporation against delivery of the Common Stock to the Purchaser and registered as provided in Section 4.

            4.     Delivery of the Standby Shares.

                         At the Standby Closing, the Standby Shares to be purchased by the Purchaser hereunder, in each case registered in the name of the Purchaser or its nominee(s), as the Purchaser may specify in writing, shall be delivered by or on behalf of the Corporation to the Purchaser, for the Purchaser's account against delivery by the Purchaser of the aggregate Subscription Price therefor as provided in Section 3.

            5.     Limitations on Issuance of the Standby Shares.

                         (a)   The Purchaser acknowledges and agrees that, notwithstanding anything to the contrary herein contained or implied, the Corporation shall not be obligated to issue shares of Common Stock to the Purchaser if, following such issuance, Purchasers would be the beneficial owners of more than 9.9% of the total issued and outstanding shares of Common Stock of the Corporation, including for this purpose all other shares of Common Stock of the Corporation or other securities of the Corporation convertible into or exercisable for the purchase of Common Stock of the Corporation, owned or controlled by the Purchaser.

                         (b)   The Purchaser hereby acknowledges and agrees that, notwithstanding anything to the contrary herein contained or implied, the Corporation shall not be obligated to issue shares of Common Stock to the Purchaser in an amount that, when aggregated with any other shares of Common Stock and other securities of the Corporation convertible into or exercisable for shares of Common Stock owned or controlled by the Purchaser, would require prior approval or non-objection of such purchase from any state or federal bank regulatory authority to own or control such securities unless (i) such approval or non-objection has been obtained, (ii) any required waiting period has expired prior to the Standby Closing Date or (iii) satisfactory evidence thereof has been presented to the Corporation prior to the Standby Closing Date.

            6.     Undertaking of Purchaser.

                         To the extent that, as a stockholder of the Corporation, the Purchaser is issued Rights in the Rights Offering, the Purchaser agrees to exercise in full its Subscription Privilege.

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            7.     Representations and Warranties.

                         The Corporation and the Purchaser hereby confirm their agreement as follows:

                         (a)   The Corporation represents and warrants to, and covenants with, the Purchaser as follows:

                                      (i)   The Registration Statement shall be effective at the Standby Closing Date and no stop order suspending the effectiveness of such Registration Statement, including any amendment or supplement thereto, shall have been issued.

                                      (ii)   The Standby Shares, to the extent issuable at the Standby Closing, shall be listed on the Nasdaq Stock Market as of the Standby Closing Date, subject to official notice of issuance.

                         (b)   The Purchaser represents and warrants to, and covenants with, the Corporation as follows:

                                     (i)    (A) If the Purchaser is an individual, he or she has full power and authority to perform his or her obligations under this Agreement.

                                                   (B) If the Purchaser is a corporation, the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of _____________, with corporate power and authority to perform its obligations under this Agreement.

                                                   (C) If the Purchaser is a trust, the Trustee has been duly appointed as Trustee of the Purchaser with full power and authority to act on behalf of the Purchaser and to perform the obligations of the Purchaser under this Agreement.

                                                   (D) If the Purchaser is a partnership or limited liability company, the Purchaser is a ___________ duly organized, validly existing and in good standing under the laws of _____________, with full power and authority to perform its obligations under this Agreement.

                                      (ii) The Purchaser will be purchasing the Standby Shares pursuant to the terms hereof as a passive investment in the ordinary course of the Purchaser's business, and, except in his capacity as a director of the Corporation, such Purchaser does not have the intent to exercise a controlling influence, either alone or acting in concert with any other third party, over the management or policies of the Corporation.

                                      (iii) The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action of the Purchaser. This Agreement, when duly executed and delivered by the Purchaser, will constitute a valid and legally binding instrument, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles regardless of whether enforcement is sought in a proceeding in equity or at law.

                                      (iv) The Purchaser is not insolvent and has sufficient cash funds on hand to purchase the Standby Shares on the terms and conditions contained in this Agreement and will have such funds on the Standby Closing Date.

                                      (v) No state, federal or foreign regulatory approvals, permits, licenses or consents or other contractual or legal obligations are required in order for the Purchaser to enter into this Agreement or purchase the Standby Shares.

                                      (vi) The execution and delivery of this Agreement, the consummation by the Purchaser of the transactions herein contemplated and the compliance by the Purchaser with the terms hereof do not and will

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not conflict with, or result in a breach or violation of any of the terms or provisions of, or constitute a default under, the constituent documents of the Purchaser or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Purchaser is a party or by which any of the Purchaser's properties or assets are bound, or any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Purchaser or any of the Purchaser's properties or assets; and no consent, approval, authorization, order, registration or qualification of or with any such government, governmental instrumentality or court, domestic or foreign, is required for the valid authorization, execution, delivery and performance by the Purchaser of this Agreement or the consummation by the Purchaser of the transactions contemplated by this Agreement.

                                      (vii) The Purchaser's commitment under this Agreement is not contingent on the commitment of any other Standby Purchaser or on any minimum number of shares being issued in the Rights Offering or otherwise.

            8.     Closing Conditions.

                        The respective obligations of the Corporation and the Purchaser as set forth in this Agreement are subject, in the discretion of the Corporation and the Purchaser, as the case may be, to the following conditions:

                         (a) No order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto shall have been issued and no proceedings for such purpose shall be pending before or threatened by the SEC and any requests for additional information by the SEC to be included in the Registration Statement, in the Prospectus or otherwise shall have been complied with in all material respects.

                         (b) The representations and warranties of the Corporation and the Purchaser contained herein shall be true and correct in all material respects as of the Standby Closing Date and the Corporation and the Purchaser shall have performed all covenants and agreements herein required to be performed on its respective part at or prior to the Standby Closing Date.

            9.     Termination.

                         (a) The Purchaser may terminate this Agreement upon the occurrence of a suspension of trading in the Common Stock, the establishment of limited or minimum prices for the Common Stock or a general suspension of trading in or the establishment of limited or minimum prices on any national securities exchange, any banking moratorium, any suspension of payments with respect to banks in the United States or a declaration of war or national emergency in the United States.

                         (b) In the event consummation of the Rights Offering is prohibited by law, rule or regulation, the Corporation may terminate this Agreement without liability.

                         (c) Either of the parties hereto may terminate this Agreement (i) if the transactions contemplated hereby are not consummated by [June 30, 2005] through no fault of the terminating party or (ii) in the event that the Corporation is unable to obtain any required federal or state approvals for the transactions contemplated hereby on conditions reasonably satisfactory to it despite its reasonable efforts to obtain such approvals. In addition, this Agreement shall terminate upon mutual consent of the parties hereto.

                         (d) The Corporation and the Purchaser hereby agree that any termination of this Agreement pursuant to Sections 9(a), (b) or (c), other than termination by one party in the event of a breach of this Agreement by the other party or misrepresentation of any of the statements made hereby by the other party, shall be without liability of the Corporation or the Purchaser.

            10.     Continuing Provisions.

                         The representations and warranties of the Corporation and the Purchaser set forth in this Agreement shall be true and correct in all material respects only as of the date of this Agreement and as of the

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Standby Closing Date. All of the covenants, agreements and obligations of each of the Corporation and the Purchaser required to be performed by the Standby Closing Date shall have been duly performed and complied with by the Standby Closing Date unless such performance shall have been waived in writing by the Corporation or the Purchaser, as the case may be. The respective representations, warranties, covenants, agreements and obligations of the parties to this Agreement shall survive the Standby Closing Date.

            11.     Miscellaneous.

                         This Agreement is made solely for the benefit of the Purchaser and the Corporation, and their respective personal representatives and successors, and no other person, partnership, association or corporation shall acquire or have any right under or by virtue of this Agreement.

            12.     Assignment.

                         Neither the Corporation nor the Purchaser may assign any of its rights under this Agreement without the prior written consent of the other party hereto.

            13.     Entire Agreement.

                         This Agreement constitutes the entire agreement and understanding between the Purchaser and the Corporation, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way affected or impaired thereby or under the laws of any other jurisdiction.

            14.     Counterparts.

                         This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, and all such counterparts together constitute but one and the same instrument.

            15.     Amendments.

                         This Agreement may not be amended, modified or changed, in whole or in part, except by an instrument in writing signed by the Corporation and the Purchaser.

            16.     Notices.

                         Except as otherwise provided in this Agreement, and unless otherwise notified by the respective addressee, all notices and communications hereunder shall be in writing and mailed or delivered or transmitted by facsimile or telephone if subsequently confirmed in writing, to:

If to the Corporation:	Community Central Bank Corporation
100 N. Main Street
Mt. Clemens, MI 48043
	Attention:	David A. Widlak
Chief Executive Officer
Telephone: (586) 783-4500
Facsimile: (586) 783-9471

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With a copy to:	Silver, Freedman & Taff, L.L.P.
1700 Wisconsin Avenue, N.W.
Washington, DC 20007
	Attn:	James S. Fleischer, P.C. or
Michael S. Sadow, P.C.
Phone: 202-295-4500
Fax: 202-337-5502

If to the Purchaser:

Attention:
Telephone:
Facsimile:

            17.     Applicable Law.

                         This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to conflict of laws principles.

            18.     Business Day.

                         The term "business day" shall mean a day on which banking institutions are open generally in New York.

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            IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the Purchaser and the Corporation has signed or caused to be signed its name as of the day and year first above written.

COMMUNITY CENTRAL BANK CORPORATION

By:
David A. Widlak, Chief Executive Officer

Agreed and Accepted as of the
____ day of ____, 2004:

[PURCHASER]

By:
Name:
Title: